Exhibit 99.2

EXPRESSJET ELECTS NEW BOARD MEMBER

            HOUSTON, September 13, 2007 - ExpressJet Holdings (NYSE: XJT) today announced the election of Patrick Kelly to fill a vacancy on its Board of Directors.

            Mr. Kelly is currently the Chief Financial Officer of Vignette Inc., a software company.  He has previously served as the Director of Global Facilities Planning for Dell Inc., Chief Financial Officer of Trilogy Software and The Sabre Group, and Vice President of Financial Planning and Analysis of American Airlines, Inc.

            “Pat brings a diverse background and considerable experience to our Board.  His knowledge of the airline industry and technology expertise are invaluable assets for ExpressJet as we continue to strategically diversify our business,” said Jim Ream, ExpressJet President and Chief Executive Officer.

            Mr. Kelly has also been elected to the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

About ExpressJet

            ExpressJet Holdings operates numerous divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 175 destinations in North America and the Caribbean with approximately 1,500 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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